Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

July 11, 2011

iPath®

iPath Exchange Traded Notes

iPath® US Treasury 5-year Bear ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption[1], based on the performance of the index less investor fees. The iPath® US Treasury 5-year Bear ETN is inversely linked to the performance of the Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™ (the "Index"). The index employs a strategy that seeks to capture returns that are potentially available from weighted "long" position in relation to 5-year Treasury futures contracts.

NOTE DETAILS

Ticker	DFVS
Intraday Indicative Value Ticker	DFVS.IV
Bloomberg Index Ticker	BXIITEFV
CUSIP	06740P643
Primary Exchange	NYSE Arca
Investor Fee*	0.75%[2]
Index Multiplier**	–$0.10
Inception Date	07/11/2011
Maturity Date	07/12/2021
Index	Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™

* The investor fee on the inception date of the ETNs will equal zero. On each subsequent calendar day until maturity or early redemption of the ETNs, the investor fee will equal the Yearly Fee (0.75%) times the closing indicative note value of the ETNs on the immediately preceding calendar day, divided by 365.

** The effect of the index multiplier is to adjust and invert the rate at which the value of the ETNs changes in response to changes in the underlying Index level. The index multiplier is set at a negative value in order for the ETNs to generate a positive return in response to a decrease in the Index level and to generate a negative return in response to an increase in the Index level, as applicable. As a result of the index multiplier, and before taking into account the investor fee and other costs, each ETN will record a $0.10 gain or loss for every 1.00 point decrease or increase, respectively, in the level of the Index.

ISSUER DETAILS

Barclay's Bank PLC long-term, unsecured obligations*

S&P Rating	AA-
Moody's Rating	Aa3

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

INDEX COMPOSITION*



Long Positions

CBOT 5YR UST September 2011	100%

* The weighting specified for each Treasury futures contract underlying the Index is expressed in terms of the relative percentage exposure of an investment in the ETNs to the performance of the particular Treasury futures contract, before taking into account the investor fee and other costs.

Source: Barclays Capital as of 6/30/2011.

CLOSING INDICATIVE NOTE VALUE CALCULATION*

Yesterday's ETN Value	Published end-of-day to data providers such as Bloomberg
plus	
1. Index Peformance	Daily change in level of the underlying index
times	
2. Index Multiplier	Fixed multiplier of –$0.10 converts and inverts index performance into changes in the ETN value
plus	
3. Daily Interest	Interest accrues in the favor of the investor based on a T-bills rate
minus	
4. Daily fee	An annual fee of $0.75 p.a. accrues on a daily basis[2]
equals	
Today's ETN Value	Reference value for ETN creates/redeems that day

*Investors should refer to the relevant prospectus for further details on how the ETN value is calculated, as well as for other important details and risk factors.

TOTAL RETURNS

(as of 6/30/2011)

	QUARTER RETURN %	6-MONTH RETURN %	1-YEAR RETURN %	SINCE NOTE INCEPTION %
iPath® US Treasury 5-year Bear ETN	N/A	N/A	N/A	N/A

The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investment, when sold or redeemed may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by visiting www.iPathETN.com.

[1] In order to exercise the right to early redemption, investors must redeem at least 50,000 units of the iPath® US Treasury 5-year Bear ETN directly to the issuer, Barclays Bank PLC, on the relevant specified early redemption date, subject to the procedures described in the relevant prospectus.

[2] In addition, on each "roll day" for the relevant Treasury futures contracts underlying the Index, $0.005 will be charged and deducted from the closing indicative note value of each ETN. See the applicable prospectus for more details.

MARKET PRICE RETURNS

(as of 6/30/2011)

	QUARTER RETURN %	6-MONTH RETURN %	1-YEAR RETURN %	SINCE NOTE INCEPTION %
iPath® US Treasury 5-year Bear ETN	N/A	N/A	N/A	N/A

The performance quoted represents past performance and does not guarantee future results.

Market Returns measure returns over the relevant period using the change in the midpoint of the bid/ask spread at 4:00 p.m. eastern time (or the last midpoint of the bid/ask spread prior to 4:00 p.m. eastern time) expressed as a percentage from the beginning of the relevant period to the end of the relevant period and do not represent the returns you would receive if you traded at other times. Market Returns do not account for brokerage commissions, which will reduce actual returns.

INDEX TOTAL RETURNS

(as of 6/30/2011)

	QUARTER RETURN %	6-MONTH RETURN %	1-YEAR RETURN %	SINCE NOTE INCEPTION %
Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™	6.97	7.00	N/A	N/A
S&P 500® Index	0.10	6.02	30.69	N/A
Barclays Capital U.S. Aggregate Bond Index	2.29	2.72	3.90	N/A

Sources: S&P, Barclays Capital, Bloomberg, BlackRock.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Investing in ETNs is not equivalent to investing directly in the 5-year Treasury futures contracts underlying the Index, or an investment in the Index itself (if such investment were possible). For current Index and iPath ETN performance, go to www.iPathETN.com.

THE INDEX OBJECTIVE

The Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™ seeks to produce returns that track movements in response to an increase or decrease, as applicable, in the yields available to investors purchasing 5-year U.S. Treasury notes. The level of the Index is designed to increase in response to a decrease in 5-year Treasury note yields and to decrease in response to an increase in 5-year Treasury note yields. To accomplish this objective, the performance of the Index tracks the returns of a notional investment in a weighted "long" position in relation to 5-year Treasury futures contracts, as traded on the Chicago Board of Trade.

As the ETNs are inversely linked to the performance of the Index, the ETNs are expected to increase in value in response to a decrease in the Index level and to decrease in value response to an increase in the Index level, as applicable.

Please see the applicable prospectus for a description of how the relevant 5-year yield is calculated in relation to the performance of the 5-year Treasury futures contracts underlying the Index, and the corresponding risks of an investment in the ETNs.

HISTORICAL 5-YEAR U.S. TREASURY NOTE

(6/30/2001 - 6/30/2011)


9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
YIELD
6/30/2001
6/30/2002
6/30/2003
6/30/2004
6/30/2005
6/30/2006
6/30/2007
6/30/2008
6/30/2009
6/30/2010
6/30/2011

Sources: U.S. Treasury Department.

The index only approximates, and does not guarantee, its objective in relation to the yields on 5-year Treasury notes. Please refer to the risk factors in the applicable prospectus for a summary of risks and other factors that may prevent the index from achieving its objective, or that may negatively affect the performance of the ETNs.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities.

Sales in the secondary market may result in significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

An investment in iPath ETNs inversely linked to the performance of the Barclays Capital 5Y US Treasury Targeted Exposure Index™ is subject to risks associated with fluctuations, particularly an increase, in the value of the index. The market value of the ETNs may be influenced by many unpredictable factors.

There is no guarantee that the respective index level will decrease or increase by 1.00 point for every 0.01% increase or decrease, respectively, in the 5-year yield. Market prices for 5-year Treasury futures contracts may not capture precisely the underlying changes in the 5-year yield. The index calculation methodology uses the mathematical approximation of modified duration, which has certain limitations in approximating the relationship between Treasury note prices and yields. Additionally, the index's weights are rebalanced on a monthly basis only and such weightings may not be optimal on any given index business day. For a description of additional risks of investing in the ETNs, see "Risk Factors" in the applicable prospectus.

Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™ is a trademark of Barclays Bank PLC.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0397-0711 iP-3624-03RB-07/11

Not FDIC Insured • No Bank Guarantee • May Lose Value

iP-DFVS-0711

BARCLAYS ▸ FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com iPath®

iPath

iPath Exchange Traded Notes

iPath® US Treasury 5-year Bull ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption[1], based on the performance of the index less investor fees. The iPath® US Treasury 5-year Bull ETN is linked to the performance of the Barclays 5Y US Treasury Futures Targeted Exposure Index™ (the "Index"), and seeks to capture returns that are potentially available from weighted "long" position in relation to 5-year Treasury futures contracts, as traded on the Chicago Board of Trade.

NOTE DETAILS

Ticker	DFVL
Intraday Indicative Value Ticker	DFVL.IV
Bloomberg Index Ticker	BXIITEFV
CUSIP	06740P650
Primary Exchange	NYSE Arca
Investor Fee*	0.75%[2]
Index Multiplier**	$0.10
Inception Date	07/11/2011
Maturity Date	07/12/2021
Index	Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™

* The investor fee is equal to the Yearly Fee times the closing indicative note value of your securities on the immediately preceding calendar day, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the closing indicative note value of your securities on the immediately preceding calendar day divided by 365.

** The effect of the index multiplier is to adjust the rate at which the value of the ETN changes in response to changes in the underlying Index level. As a result of the index multiplier, the ETN will record a $0.10 gain or loss for every 1.00 point increase or decrease, respectively, in the level of the Index.

INDEX COMPOSITION*



Long Positions	
CBOT 5YR UST September 2011	100%

* Weights of the underlying futures contracts in the Index expressed as a percentage of the total absolute dollar exposure of the portfolio.

Source: Barclays Capital as of 6/30/2011.

CLOSING INDICATIVE NOTE VALUE CALCULATION*

Yesterday's ETN Value	Published end-of-day to data providers such as Bloomberg
plus	
1. Index Peformance	Daily change in level of the underlying index
times	
2. Index Multiplier	Fixed multiplier of $0.10 converts index performance into changes in the ETN value
plus	
3. Daily Interest	Interest accrues in the favor of the investor based on a T-bills rate
minus	
4. Daily fee	An annual fee of $0.75 p.a. accrues on a daily basis[2]
equals	
Today's ETN Value	Reference value for ETN creates/redeems that day

*Investors should refer to the relevant prospectus for further details on how the ETN value is calculated, as well as for other important details and risk factors.

ISSUER DETAILS

Barclay's Bank PLC long-term, unsecured obligations*	
S&P Rating	AA-
Moody's Rating	Aa3

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

TOTAL RETURNS

(as of 6/30/2011)

	QUARTER RETURN %	6-MONTH RETURN %	1-YEAR RETURN %	SINCE NOTE INCEPTION %
iPath® US Treasury 5-year Bull ETN	N/A	N/A	N/A	N/A

The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investment, when sold or redeemed may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by visiting www.iPathETN.com.

[1] In order to exercise the right to early redemption, investors must redeem at least 50,000 units of the iPath® US Treasury 5-year Bull ETN directly to the issuer, Barclays Bank PLC, on the relevant specified early redemption date, subject to the procedures described in the relevant prospectus.

[2] In addition, on each "roll day" for the relevant Treasury futures contracts underlying the Index, $0.005 will be charged and deducted from the closing indicative note value of each ETN. See the applicable prospectus for more details.

MARKET PRICE RETURNS

(as of 6/30/2011)

	QUARTER RETURN %	6-MONTH RETURN %	1-YEAR RETURN %	SINCE NOTE INCEPTION %
iPath® US Treasury 5-year Bull ETN	N/A	N/A	N/A	N/A

The performance quoted represents past performance and does not guarantee future results.

Market Returns measure returns over the relevant period using the change in the midpoint of the bid/ask spread at 4:00 p.m. eastern time (or the last midpoint of the bid/ask spread prior to 4:00 p.m. eastern time) expressed as a percentage from the beginning of the relevant period to the end of the relevant period and do not represent the returns you would receive if you traded at other times. Market Returns do not account for brokerage commissions, which will reduce actual returns.

INDEX TOTAL RETURNS

(as of 6/30/2011)

	QUARTER RETURN %	6-MONTH RETURN %	1-YEAR RETURN %	SINCE NOTE INCEPTION %
Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™	6.97	7.00	N/A	N/A
S&P 500® Index	0.10	6.02	30.69	N/A
Barclays Capital U.S. Aggregate Bond Index	2.29	2.72	3.90	N/A

Sources: S&P, Barclays Capital, Bloomberg, BlackRock.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Investing in ETNs is not equivalent to investing directly in the 5-year Treasury futures contracts underlying the Index, or an investment in the Index itself (if such investment were possible). For current Index and iPath ETN performance, go to www.iPathETN.com.

THE INDEX OBJECTIVE

The Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™ seeks to produce returns that track movements in response to an increase or decrease, as applicable, in the yields available to investors purchasing 5-year U.S. Treasury notes. The level of the Index is designed to increase in response to a decrease in 5-year Treasury note yields and to decrease in response to an increase in 5-year Treasury note yields. To accomplish this objective, the performance of the Index tracks the returns of a notional investment in a weighted "long" position in relation to 5-year Treasury futures contracts, as traded on the Chicago Board of Trade.

Please see the applicable prospectus for a description of how the relevant 5-year yield is calculated in relation to the performance of the 5-year Treasury futures contracts underlying the Index, and the corresponding risks of an investment in the ETNs.

HISTORICAL 5-YEAR U.S. TREASURY NOTE

(6/30/2001 - 6/30/2011)



YIELD
9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
6/30/2001
6/30/2002
6/30/2003
6/30/2004
6/30/2005
6/30/2006
6/30/2007
6/30/2008
6/30/2009
6/30/2010
6/30/2011

Sources: U.S. Treasury Department.

The index only approximates, and does not guarantee, its objective in relation to the yields on 5-year Treasury notes. Please refer to the risk factors in the applicable prospectus for a summary of risks and other factors that may prevent the index from achieving its objective, or that may negatively affect the performance of the ETNs.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities.

Sales in the secondary market may result in significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

An investment in iPath ETNs linked to the performance of the Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™ is subject to risks associated with fluctuations, particularly a decline, in the value of the index. The market value of the ETNs may be influenced by many unpredictable factors.

There is no guarantee that the respective index level will increase or decrease by 1.00 point for every 0.01% decrease or increase, respectively, in the 5-year yield. Market prices for 5-year Treasury futures contracts may not capture precisely the underlying changes in the 5-year yield. The index calculation methodology uses the mathematical approximation of modified duration, which has certain limitations in approximating the relationship between Treasury note prices and yields. Additionally, the index's weights are rebalanced on a monthly basis only and such weightings may not be optimal on any given index business day. For a description of additional risks of investing in the ETNs, see "Risk Factors" in the applicable prospectus.

Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™ is a trademark of Barclays Bank PLC.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0397-0711 iP-3534-03R8-07/11

Not FDIC Insured • No Bank Guarantee • May Lose Value

iP-DFVL-0711

BARCLAYS ▸ FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com iPath®